EXHIBIT 23.4




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Global Payment Technologies, Inc.


We consent to the incorporation by reference in the registration statement No. 333-114529 on Form S-3 and Nos. 333-112934 and 333-30829 on Forms S-8 of Global
Payment Technologies, Inc. of our report dated December 19, 2003, with respect to the balance sheet of Global Payment Technologies Pty Limited as of June 30, 2003, and the related statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 2003, which report appears in the September 30, 2004 annual report on Form 10-K of Global Payment Technologies, Inc.


KPMG


Sydney Australia
November 29, 2004